CUSIP No. 008916108	SCHEDULE 13D/A	Page 1 of 1 Page

EXHIBIT A

Transactions in the Shares During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

JANA Partners LLC

SHARES

Trade Date	Aggregate Amount Purchased (Sold)	Average Price per Share ($)
12/27/2012	10,264	98.26
12/31/2012	62,675	99.50
12/31/2012	(32,363)	99.13
01/09/2013	3,940	103.93
01/09/2013	(404)	103.99
01/16/2013	709	106.18
01/16/2013	20,845	106.52
01/16/2013	(1,842)	106.13
01/22/2013	3,160	108.67
01/22/2013	42,840	109.44
01/24/2013	(6,392)	114.46
01/30/2013	6,760	113.96
01/30/2013	(11,008)	113.63
01/31/2013	150,000	113.37
01/31/2013	50,000	113.66
01/31/2013	54,417	113.95
01/31/2013	(700)	113.02
01/31/2013	(2,118)	113.86
02/06/2013	15,781	113.65
02/06/2013	11,400	113.93
02/19/2013	25,000	106.54
02/19/2013	16,000	106.65
02/19/2013	412,900	107.55
02/20/2013	13,300	108.41
02/20/2013	829,140	108.63
02/20/2013	47,660	108.71
02/20/2013	69,900	108.80